Exhibit 10.15(a)

ASSET PURCHASE AGREEMENT

by and between

TULLY’S COFFEE JAPAN CO., LTD.

and

TULLY’S COFFEE CORPORATION

Dated August 19, 2005

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TABLE OF CONTENTS

(continued)

	5.7	No Knowledge of any Fact Conflicting with Representations and Warranties	16
	5.8	Solvency	16

6.	OTHER COVENANTS AND AGREEMENTS		16

	6.1	Further Assurance	16
	6.2	Indemnification	16
	6.3	Confidential Information	17
	6.4	No Public Disclosure	17

7.	GENERAL		17

	7.1	No Agency	17
	7.2	Fees and Expenses	17
	7.3	Notices	17
	7.4	Governing Law; Forum and Venue	18
	7.5	Injunctive Relief	18
	7.6	Waiver	18
	7.7	Assignment	19
	7.8	Severability	19
	7.9	Entire Agreement	19
	7.10	Amendments	19
	7.11	Counterparts	19

Schedules:

Schedule A – Business Names

Schedule B-I – Registered Trademarks

Schedule B-II – TM Rights

Schedule C – Domain Names

Exhibits:

Exhibit A – Kent Central, LLC Payoff Letter

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 19, 2005 (the “Effective Date”) by and between Tully’s Coffee Japan Co., Ltd., a corporation organized under the laws of Japan (“Buyer”), and Tully’s Coffee Corporation, a Washington corporation (“Seller”). Each of Buyer and Seller is a “Party” and together, the “Parties.”

RECITALS

A. Seller is in the business of developing and operating specialty stores featuring coffee drinks and other beverages and a light food menu for on and off premises consumption and which offer retail sales of whole beans and ground coffee, tea, herbal teas, and related goods (referred to herein as a “Tully’s Store” or as “Tully’s Stores”). Tully’s Stores are operated with uniform design, formats, signs, equipment, layout, systems, and procedures utilizing the know-how, confidential business information and proprietary trade dress and designs of Seller.

B. Seller owns rights in and currently licenses to Buyer (i) the business names and trade names currently or previously used in connection with the Tully’s Stores in Japan and shown in Schedule A (together, the “Business Names”); (ii) the registered trademarks and service marks and pending applications to register trademarks and service marks in Japan and as shown on Schedule B-I (together, the “Registered Trademarks”); (iii) the trademarks, service marks, trade dress and product designs currently or previously used in connection with the goods and services produced, provided and sold by Tully’s Stores in Japan and shown in Schedule B-II (the “TM Rights” and, together with the Registered Trademarks, the “Trademarks”); and (iv) the Web addresses, sites and domain names that incorporate the Trademarks that are currently or previously used to market the Tully’s Stores in Japan and shown in Schedule C (together, the “Domain Names”);

C. On April 26, 2001, Seller and Foodx Globe Co., Ltd. (“Foodx”) (formerly known as Tully’s Coffee Japan Co., Ltd.) entered into that certain Tully’s Coffee License Agreement, as amended by (i) that certain First Amendment to Tully’s Coffee License Agreement dated October 1, 2001, (ii) that certain Second Amendment to Tully’s Coffee License Agreement dated February 14, 2002, (iii) that certain Third Amendment to Tully’s Coffee License Agreement dated August 31, 2003, (iv) that certain Fourth Amendment to Tully’s Coffee License Agreement dated January 16, 2004, and (v) that certain letter agreement (the “Letter Agreement”) with respect to the License Agreement and the Supply Agreement (as so amended to date, collectively, the “License Agreement”). Buyer succeeded to all rights and obligations of Foodx under the License Agreement on August 1, 2002 pursuant to a corporate split of Foodx under the Commercial Code of Japan. ACFX Inc., which was a wholly owned subsidiary of AC-Tully’s, Inc. (“AC-Tully’s”) and referenced in the License Agreement, was liquidated after the completion of a takeover bid for outstanding shares of Foodx and delisting of Foodx from the Hercules Market operated by the Osaka Securities Exchange. AC-Tully’s and Foodx merged on March 25, 2005, with AC-Tully’s as the surviving entity, which was renamed Foodx Globe Co., Ltd. and is currently the parent company of Buyer.

D. In addition, Buyer and Seller entered into that certain Tully’s Coffee Supply Agreement dated April 26, 2001, as amended by (i) that certain First Amendment to Supply Agreement dated October 1, 2001, (ii) that certain Second Amendment to Supply Agreement dated February 14, 2002, and (iii) the Letter Agreement (as so amended to date, collectively, the “Supply Agreement”).

E. Seller desires to sell, and Buyer desires to purchase, all of Seller’s rights with respect to the ownership and use of Business Names, Trademarks and Domain Names in Japan that are primarily related to, used in, or necessary to the operation of the business of Buyer in Japan (the “Business”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

1.	CONSTRUCTION AND DEFINITIONS

1.1 Definitions. The following capitalized terms have the meanings set forth below:

(a) “Affiliate” means any entity that controls, is controlled by or is under common control with a Party. An entity shall be regarded as in “control” of another entity, if it owns or possesses, directly or indirectly: (i) voting shares or other securities, representing more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of the board of directors or similar managing authority of such controlled entity; or (ii) if such controlling entity does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions, including the election of directors, for such controlled entity.

(b) “Bankruptcy Event” means any of the following events: (i) Seller or Buyer, as applicable, commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Seller or Buyer, as applicable; (ii) there is commenced against Seller or Buyer, as applicable, any such case or proceeding that is not dismissed within 60 days after commencement; (iii) Seller or Buyer, as applicable, is adjudicated insolvent or bankrupt, or any order or relief or other order approving any such case or proceeding is entered; (iv) Seller or Buyer, as applicable, suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (v) Seller or Buyer, as applicable, makes a general assignment for the benefit of creditors; (vi) Seller or Buyer, as applicable, fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (vii) Seller or Buyer, as applicable, calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) Seller or Buyer, as applicable, by any act or failure to act, indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

(c) “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(d) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of such asset.

(e) “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.

(f) “Tax” and “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

(g) “Tax Returns” means all returns, estimates, information statements and reports filed with a taxing authority.

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) The Parties hereto agree that they have had the opportunity to discuss this Agreement with and obtain advice from their legal counsel, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement. Therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(e) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2.	PURCHASE AND SALE

2.1 Transferred Assets. Seller agrees to and hereby does sell, transfer and assign to Buyer, and Buyer agrees to and hereby does purchase from Seller irrevocably and in perpetuity, all of Seller’s rights, title and interest (including all intellectual property rights and other rights to protection of interests) in and to all of the following assets of Seller solely to the extent such assets are owned, held and/or used in Japan (collectively the “Transferred Assets”), free and clear of all Liens:

(a) all of the following to the extent they currently exist and are used (or have been used) by Buyer in Japan: Tully’s Store designs, formats, signs, equipment, layout, systems, procedures, copyrights, works of authorship, inventions, discoveries, know-how, techniques, processes, supplier lists, software, technology, technical data, confidential business information and recipes as currently used by Buyer in its Business as of the Closing Date, and the goodwill associated with each of the foregoing (collectively, the “Rights”), to the extent such Rights are severable and transferable on a jurisdiction by jurisdiction basis;

(b) the Business Names, the Trademarks, and the Domain Names, and all goodwill in Japan associated with each of the foregoing;

(c) all claims for past, present, and future infringement or misappropriation of any rights associated with the Transferred Assets in Japan, including all rights to sue for and to receive and recover all profits and damages accruing from an infringement or misappropriation prior to the Closing Date as well as the right to grant releases for past infringement and misappropriation; and

(d) the goodwill in Japan associated with the Business.

2.2 Termination of License Agreement.

(a) Termination. The License Agreement shall terminate effective upon the Closing and no additional royalties or other payments shall be due from Buyer to Seller except for the royalties and fees for periods ending on or prior to July 31, 2005, which shall be paid to Seller as provided in Section 2.4. The Parties agree and acknowledge that upon Closing, Buyer shall be free to use the Transferred Assets in Japan in any manner that it wishes. For the avoidance of doubt, the Parties also agree and acknowledge that Buyer may, among other things, (i) freely elect (A) to continue to operate its Business in Japan in the same or substantially same manner as the way Buyer is currently operating the Business as of the Closing or (B) to change the manner in which Buyer operates its Business in Japan, (ii) use knowledge of the past and current operation of Tully’s Stores and other know-how obtained from Seller in connection with Buyer’s Business in Japan in any manner that Buyer wishes, (iii) produce and sell ready-to-drink, pre-packaged beverages in Japan, and (iv) operate websites using the Trademarks and Business Names to promote the Business in Japan. To the extent that a Right or any Transferred Asset is not transferred or transferable pursuant to this Agreement (a “Nontransferable Right”), then Seller hereby grants to Buyer an exclusive, perpetual, fully-paid and royalty-free, irrevocable, assignable, and transferable right and license (with right to sublicense) to the Nontransferable Right for any and all purposes in Japan (the “Nontransferable Rights License”). Furthermore,

Buyer shall have the right to modify the Transferred Assets and Nontransferable Rights in any manner that it wishes, and Seller waives and agrees not to enforce any personality, publicity, integrity, or moral rights (including any right to identification of authorship or limitation on subsequent modification) covering the Transferred Assets.

(b) Covenants Re Use After Closing. Notwithstanding the foregoing, Buyer agrees not to use the Transferred Assets or Nontransferable Rights in any illegal or immoral manner that may be reasonably injurious to the business of Seller as currently conducted. Notwithstanding the foregoing, Seller agrees to refrain from any business or advertising practice that is illegal or immoral that may be reasonably injurious to the Buyer’s Business as currently conducted. In addition, notwithstanding the foregoing and for the avoidance of doubt, Seller shall not engage in any conduct or do any act (including the filing of any Japanese trademark application) which might prevent Buyer from fully using, enjoying and exercising its aforementioned rights to the Transferred Assets in Japan in the manner discussed above.

2.3 Termination of Supply Agreement. The Supply Agreement shall terminate effective upon the Closing and no additional royalties or other payments shall be due from Buyer to Seller except for the coffee roasting fees for periods ending on or prior to July 31, 2005, which shall be paid to Seller as provided in Section 2.4. For the avoidance of doubt, the Parties agree and acknowledge that Buyer is free to (i) have coffee beans roasted by any Person and to any specification that Buyer wishes, and (ii) have products used in Tully’s Stores in Japan be supplied by any Person and to any specification that Buyer wishes.

2.4 Release. Effective upon the Closing and except as otherwise provided in Section 3.7, each Party hereby expressly, fully and forever releases and discharges the other Party from any and all claims, debts, actions, causes of action, liability, demands, damages, and losses of whatever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, that such Party ever had, or now has, against the other Party relating to the License Agreement or the Supply Agreement, including any claims for indemnification by Buyer from Seller with respect to withholding taxes previously paid by Buyer on behalf of Seller or otherwise related to payments made under the License Agreement or the Supply Agreement. The Parties acknowledge that they are aware that, after executing this Agreement, they or their attorneys or agents may discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the License Agreement or the Supply Agreement. In furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different claims or facts. This release and the termination of the License Agreement and Supply Agreement pursuant to Sections 2.2 and 2.3 shall not affect the obligation of Buyer to pay any royalties and fees owed to Seller under the License Agreement or Supply Agreement for periods ending on or prior to July 31, 2005, and Buyer shall pay such amounts to Seller in full, without deduction or offset, on or before August 31, 2005.

2.5 No Rights Outside of Japan.

(a) Nothing in this Agreement shall give Buyer any right to assert that Seller’s activities outside Japan infringe in any manner on Buyer’s ownership and use of the Rights, the Business Names, the Trademarks, the Domain Names, the goodwill or any other element of the

Transferred Assets inside Japan, and Buyer hereby waives all right to oppose, object to or otherwise challenge Seller’s ongoing use and ownership of the same outside of Japan. Notwithstanding the preceding sentence, this Section 2.5 shall not affect Buyer’s right to enforce the covenants contained in Section 2.2(b). In addition, nothing in this Agreement shall give or is intended to give Buyer the right to use, license, assign, sublicense or franchise any of the Transferred Assets outside of Japan, or otherwise affect any of Seller’s rights or other property outside of Japan; provided, however, that this shall not limit Buyer’s ability to operate or franchise businesses outside of Japan that do not use the Business Names, the Trademarks or the Domain Names or any of the Tully’s Store proprietary designs or proprietary signs as currently used by either Buyer or Seller in the operation of their respective Tully’s Stores.

(b) Nothing in this Agreement shall give Seller any right to assert that Buyer’s activities inside Japan infringe in any manner on Seller’s ownership and use of the same or similar Rights, Business Names, Trademarks, Domain Names, the goodwill or any other element of the Transferred Assets outside Japan, and Seller hereby waives all right to oppose, object to or otherwise challenge Buyer’s ongoing use and ownership of the same inside of Japan. Notwithstanding the preceding sentence, this Section 2.5 shall not affect Seller’s right to enforce the covenants contained in Section 2.2(b). In addition, nothing in this Agreement shall give or is intended to give Seller the right to use, license, assign, sublicense or franchise any of the Transferred Assets inside of Japan, or otherwise affect any of Buyer’s rights or other property inside of Japan; provided, however, that this shall not limit Seller’s ability to operate or franchise businesses inside of Japan that do not use the Business Names, the Trademarks or the Domain Names or any of the Tully’s Store proprietary designs or proprietary signs as currently used by either Buyer or Seller in the operation of their respective Tully’s Stores.

2.6 Web Sites of Seller and Buyer. The parties recognize that Internet access is not limited by national borders so that persons located in Japan will generally be able to access web sites owned by or operated for Seller, and that persons located outside Japan will generally be able to access web sites owned by or operated for Buyer. Buyer and Seller shall take such actions as may reasonably be required to identify their respective web sites and to avoid confusion with respect to the owner and operator of each such site. For purposes of this Agreement, Seller’s operation and ownership of its web site domain www.tullys.com (or its successors) shall not be considered to be occurring within Japan, and Buyer’s operation and ownership of its web site domain of www.tullys.co.jp (or its successors) shall not be considered to be occurring outside of Japan. Seller consents to Buyer’s use of the name “Tullys” as part of second level domain names in which the generic level domain is “.co.jp” and web sites associated with such domain names targeting customers and potential customers in Japan and use “tullyscoffeejapan.com” or “tullysjapan.com.”

3.	CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as soon as practicable after the Parties’ execution and delivery of this Agreement provided that in no event shall the Closing be any later than 5:00 p.m., Pacific Daylight Time on August 31, 2005. The Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, Washington 98104, at 10:00 a.m., or at such other place and time as the Parties may mutually determine. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

3.2 Seller Conditions to Closing. The obligations of Seller to sell the Transferred Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions:

(a) The representations and warranties made by Buyer in Section 5 shall be true and correct when made and shall be true and correct as of the Closing;

(b) All covenants, agreements and conditions contained in the Agreement to be performed by Buyer on or prior to the Closing Date shall have been performed or complied with as of the Closing Date; and

(c) Seller shall have obtained all necessary approvals or consents from Kent Central, LLC (“KCL”) and certain guarantors (the “Guarantors”) of the promissory note issued to KCL with respect to the consummation of the transactions contemplated by the Agreement.

3.3 Buyer Conditions to Closing. The obligations of Buyer to purchase the Transferred Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions:

(a) The representations and warranties made by Seller in Section 4 shall be true and correct when made and shall be true and correct as of the Closing;

(b) All covenants, agreements and conditions contained in the Agreement to be performed by Seller on or prior to the Closing Date shall have been performed or complied with as of the Closing Date;

(c) Seller shall have obtained all necessary approvals or consents from KCL and the Guarantors with respect to the consummation of the transactions contemplated by the Agreement;

(d) Buyer shall have obtained a consent from Mizuho Bank, Ltd. with respect to the consummation of the transactions contemplated by the Agreement;

(e) Seller shall have delivered fully executed instruments, assignments or transfer documents in form and substance as the Buyer may reasonably request to vest in the Company all right, title and interest in the Transferred Assets; and

(f) Seller shall have delivered copies of executed UCC termination statements relating to the security interests held by KCL and the Guarantors.

3.4 Seller Deliveries. At or prior to the Closing, Seller shall:

(a) deliver (A) fully executed documents in a form reasonably satisfactory to Buyer to confirm and perfect the conveyance and assignment to the Buyer of the Transferred Assets (including written transfers of trademarks, copyrights, and other intellectual property rights), (B) one or more fully executed bills of sale, also in a form reasonably satisfactory to

Buyer, (C) confirmation of the release of security interests of KCL and the Guarantors in the Transferred Assets in a form reasonably satisfactory to Buyer, and (D) other transfer documents reasonably requested by, and in a form reasonably satisfactory to, Buyer;

(b) deliver a certificate executed by the President of the Seller certifying the satisfaction of the conditions to Closing in Sections 3.3(a) and 3.3(b);

(c) deliver fully executed instruments, assignments or transfer documents in form and substance as the Buyer may reasonably request to vest in the Company all right, title and interest in the Transferred Assets; and

(d) deliver copies of executed UCC termination statements relating to the security interests held by KCL and the Guarantors.

3.5 Buyer Deliveries. At or prior to the Closing, Buyer shall:

(a) deliver the purchase price to Seller pursuant to Section 3.6; and

(b) deliver a certificate executed by the Chief Executive Officer of Buyer certifying the satisfaction of the conditions to Closing in Sections 3.2(a) and 3.2(b).

3.6 Payment of Purchase Price. The “Purchase Price” is Eighteen Million Four Hundred Five Thousand Seven Hundred Seventy Five United States Dollars and Forty Six Cents ($18,405,775.46). $905,775.46 of the Purchase Price shall be deemed paid by Buyer to Seller upon the Closing for the “Release” in Section 2.4 in settlement, among other things, of certain unresolved claims for indemnification by Buyer for Seller with respect to withholding taxes previously paid by Buyer on behalf of Seller in the amount of ¥100,088,188 Japanese Yen. Upon the Closing, Buyer shall pay to Seller an aggregate total of $17,500,000 (the “Net Purchase Price”) in United States dollars by wire transfer on the Closing Date. The Parties acknowledge that Seller has instructed Buyer to wire transfer a portion of the Net Purchase Price (the “KCL Payoff Amount”) directly to KCL (the “KCL Payoff”) pursuant to the payoff letter attached hereto as Exhibit C, and that such payment to KCL shall be deemed to constitute payment to Seller under this Agreement. The Parties acknowledge that the KCL Payoff Amount will change depending on the Closing Date and Buyer may rely upon the calculations in the KCL Payoff Letter. The Parties acknowledge that the Net Purchase Price minus the KCL Payoff Amount shall be wire transferred from Buyer to Seller on the Closing Date. Promptly after Seller has received confirmation from KCL that the KCL Payoff has been received by KCL, Seller shall provide confirmation that any Liens of KCL and the Guarantors on the Transferred Assets have been released. The Parties have agreed that $18,405,774.46 of the Purchase Price is allocated to the Registered Trademarks and $1.00 is allocated to the other Transferred Assets and Nontransferable Rights License.

3.7 Withholding Taxes.

(a) Buyer and Seller have independently evaluated the applicability of Japanese income taxes and the withholding of such taxes by Buyer to the payment of the Purchase Price. Each party has independently determined that payment of the Purchase Price should be exempt from Japanese income tax under the U.S./Japan income tax treaty. Seller shall promptly prepare

(at its expense) a notification of exemption, including its required attachments, with respect to the foregoing (the “Exemption Notice”) and will furnish it to Buyer for purposes of filing. Buyer will promptly file (at Seller’s expense) the Exemption Notice with the Japanese Tax Office and will notify Seller when the filing has been made.

(b) If the Closing Date occurs after the filing of the Exemption Notice, Buyer shall not withhold any taxes from Seller on the Purchase Price paid to Seller or to KCL after the filing of the Exemption Notice. Buyer and Seller have also independently determined that until such time as the Exemption Notice is filed with the Japanese Tax Office, Japanese income tax withholding would apply to the Purchase Price paid to Seller but that such taxes would be subject to Seller’s tax refund claim to the Japanese Tax Office, for reasons of the tax treaty exemption, after the Exemption Notice is filed. If the Closing Date is prior to the filing of the Exemption Notice, Buyer shall (1) deduct and withhold tax at the rate of 20% on the Purchase Price paid to Seller prior to the filing of the Exemption Notice (the “Remitted Amount”); provided that the KCL Payoff Amount will not be adjusted as a result of such withholding tax and the applicable withholding tax shall decrease the amount of the Purchase Price paid to Seller, (2) promptly pay the Remitted Amount to the Japanese Tax Office using the proper remittance form, which shall be reviewed with Seller prior to filing, and (3) promptly furnish Seller with official receipt from the Japanese Tax Office evidencing the payment of the Remitted Amount. The Remitted Amount shall be treated as a payment of the Purchase Price. In the event that the Remitted Amount has been deducted from the payment to Seller pursuant to this paragraph, Seller shall promptly prepare (at its expense) a request for refund of the Remitted Amount (“Request for Refund”) and will furnish it to Buyer for purposes of filing. Buyer will promptly file (at Seller’s expense) the Request for Refund with the Japanese Tax Office and will notify Seller when the filing has been made. Buyer shall not be responsible for any failure of Seller to timely furnish the Request for Refund to the Buyer. The refund proceeds paid by the Japanese Tax Office pursuant to the Request for Refund (the “Refund Amount”) shall be solely for the account of Seller and shall not be an asset of Buyer. In the event that the Japanese Tax Office pays the Refund Amount to Buyer, (1) Buyer shall handle such refund proceeds as custodian for the benefit of Seller, (2) Buyer shall promptly notify Seller when Buyer receives any such refund proceeds, and (3) Buyer will promptly pay the full amount of such refund proceeds to Seller in the manner reasonably designated by Seller.

(c) In the event that the Japanese Tax Office deducts from the Refund Amount or demands payment from Buyer any amounts related to withholding taxes attributable to payments made with respect to the License Agreement or the Supply Agreement (the aggregate of all such amounts deducted or demanded, the “Offset Amount”), each of Buyer and Seller shall be liable for 50% of the Offset Amount; provided, however, that Seller’s liability with respect to the Offset Amount shall not exceed $65,000. In the case of a deduction from the Refund Amount, Buyer shall reimburse Seller for 50% of any such deduction plus any additional amount required such that the portion of the Offset Amount for which Seller is responsible does not exceed $65,000, and any such reimbursement shall be treated by Seller and Buyer as an increase of the Purchase Price. In the case of a demand from Buyer, Seller shall reimburse Buyer for 50% of any such payment made by Buyer to the Japanese Tax Office until the portion of the Offset Amount for which Seller is responsible is equal to $65,000.

(d) In addition to the foregoing requirements, the Parties shall cooperate, to the extent reasonably requested and permitted by law, in reducing any income tax withholding payable in connection with the sale of the Transferred Assets. Buyer shall not be responsible for any failure of Seller to timely file any exemption or notification that may decrease the withholding tax liability.

(e) Buyer shall have the right to deduct and withhold Taxes from any payments to be made under this Agreement if such withholding is required by law and to request any necessary Tax forms, documents or any similar information, from the recipients of payments hereunder, in connection with such deductions and withholding of Taxes. However, Buyer shall not deduct any Taxes that are the obligation of Buyer under Section 3.8 or Taxes related to the License Agreement or the Supply Agreement (except as provided in this Section 3.7), or any penalties or interest related to these amounts. Buyer agrees to use commercially reasonable efforts to provide Seller notice within 5 business days of any request for withholding taxes by any relevant tax authority. To the extent that amounts are withheld in accordance with this paragraph, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made.

(f) Seller agrees to indemnify Buyer for any income tax withholding (including any interest and penalties), validly assessed against Buyer by any tax authority relating to payment of the Purchase Price to Seller or KCL under this Agreement and payments made by Buyer to Seller under the License Agreement or the Supply Agreement (in the case of the License or Supply Agreement, 50% of such payments, up to a maximum of $65,000), provided that in no event shall Seller be required to indemnify, hold harmless, defend or reimburse Buyer for any such income tax withholding to the extent that Buyer or any employee, agent or other representative of Buyer has reasonably compromised Seller’s ability to defend or otherwise to resolve favorably such tax matter or if Buyer fails to comply with any of the terms of this Section 3.7, in all material respects. Buyer shall promptly notify Seller of any tax authority inquiry relating to this Agreement, the payment of the Purchase Price or payments under the License Agreement or Supply Agreement, of which Buyer becomes aware. Buyer shall promptly notify Seller of any tax authority request or notice with respect to a review or audit of Buyer that may include the subject of withholding taxes, of which Buyer becomes aware. Buyer shall not, without the prior written consent of Seller, pay, offer to pay, or otherwise indicate acceptance of any claim for withholding taxes made by any tax authority relating to this Agreement or relating to the payment of the Purchase Price, except as expressly provided for in this Section 3.7. Seller shall respond in a commercially reasonable time period to any notice from Buyer of such an inquiry, audit, request, notice or demand from any relevant tax authority. The decision on whether to accept, resist or defend any tax proceedings for which Buyer has requested indemnification shall be made at the reasonable judgment of Seller.

(g) Seller shall have the right to control and conduct, at its expense, all audits, proceedings and administrative hearings in connection with the Request of Refund; provided, however, that Seller shall notify Buyer on a timely basis of any developments, rulings or decisions related thereto. Seller and Buyer shall jointly have the right, but not the obligation, to control and conduct, at their respective expenses, all audits, proceedings and administrative hearings in connection with the amounts described in Section 3.7(c) hereto.

3.8 Transfer Taxes. Buyer shall be solely responsible for the payment of, and shall pay when due, any sales, use, excise, consumption or similar transfer taxes or registration fees that are payable in Japan in connection with the sale and transfer of the Transferred Assets, and Seller shall be solely responsible for the payment of, and shall pay when due, any sales, use, excise or similar transfer taxes or registration fees that are payable in the United States of America in connection with the sale and transfer of the Transferred Assets (including any corporate income taxes or business and occupancy taxes) (the aforementioned amounts are referred to collectively as the “Transfer Taxes”). The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law. Buyer shall promptly reimburse Seller for any Japanese Transfer Taxes paid by Seller with such a Tax Return upon receipt of notice that such Japanese Transfer Taxes have been paid by Seller, provided that Seller has notified Buyer prior to the filing of such a Tax Return and before payment of such Japanese Transfer Taxes by Seller. Seller shall promptly reimburse Buyer for any U.S. Transfer Taxes paid by Buyer with such a Tax Return upon receipt of notice that such U.S. Transfer Taxes have been paid by Buyer, provided that Buyer has notified Seller prior to the filing of such a Tax Return and before payment of such U.S. Transfer Taxes by Buyer. The Parties shall cooperate, to the extent reasonably requested and permitted by law, in reducing any Transfer Taxes payable in connection with the sale of the Transferred Assets. Buyer shall be responsible for payment of all transfer fees and costs related to the transfer of any of the Transferred Assets by the Japan Patent Office, as well as all legal fees and costs incurred in connection therewith.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of Washington.

4.2 Authorization. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions have been duly authorized by all necessary corporate action on the part of Seller and no further actions are required on the part of Seller or any of its stockholders to authorize the Agreement, any related agreements to which it is a party and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

4.3 Noncontravention. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the charter documents or bylaws of Seller, (ii) any contract to which Seller is a party or by which its assets are bound (other than provisions contained in the Seller’s agreements with KCL (the “KCL Facility”), which will not result in a Conflict upon the KCL Payoff, and Seller’s agreement with the Guarantors, which shall be terminated upon the KCL Payoff) and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Transferred Assets.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents required under the KCL Facility from KCL, which will not be required upon the KCL Payoff, and Seller’s agreement with the Guarantors, which shall be terminated upon the KCL Payoff).

4.5 Restrictions on Transaction. There is no agreement, commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or may have the effect of prohibiting the transactions contemplated hereby, impairing the Transferred Assets or the Nontransferable Rights or the value thereof, or subjecting Buyer to any non-compete or other restriction on the operation or scope of its business (other than prohibitions under the KCL Facility from KCL, which will not be applicable upon the KCL Payoff, and Seller’s agreement with the Guarantors, which shall be terminated upon the KCL Payoff).

4.6 Title to and Condition of Transferred Assets and Nontransferable Rights.

(a) Seller has valid title to the Registered Trademarks in Japan, and to the best of Seller’s actual knowledge, to the other Transferred Assets in Japan, to the extent they are proprietary, free and clear of any payment obligation to any third party or other Lien (other than the Liens of KCL and the Guarantors which will be released in connection with the Closing), and is the exclusive legal and equitable owner and has the unrestricted power and right to sell, assign and deliver all of right, title and interest in, to and under the Registered Trademarks, and to the Seller’s actual knowledge, the other Transferred Assets to be sold, assigned and delivered pursuant to the Agreement. Upon the Closing, Buyer will acquire exclusive, valid title to the applications and registrations for the Registered Trademarks in Japan, and to the best of Seller’s actual knowledge, the other Transferred Assets in Japan, free and clear of all Liens (other than the Liens of KCL and the Guarantors which will be released in connection with the Closing), and no restrictions will exist on Buyer’s right to use, resell, license and/or sublicense any of the Transferred Assets in Japan, other than the restrictions listed in Schedule 4.6 to this Agreement.

(b) To the best of Seller’s actual knowledge, Seller has valid title to the Nontransferable Rights in Japan, to the extent they are proprietary, free and clear of any payment obligation to any third party or Lien, and is the exclusive legal and equitable owner and has the unrestricted power and right to grant to Buyer the Nontransferable Rights License. Pursuant to the Nontransferable Rights License, to the best of Seller’s actual knowledge, Buyer will acquire an exclusive, perpetual, fully-paid and royalty-free, irrevocable, assignable, and transferable right and license (with right to sublicense) to the Nontransferable Right for any and all purposes in Japan, and no restriction will exist on Buyer’s right to use, assign, transfer or sublicense its license to the Nontransferable Rights in Japan.

(c) Notwithstanding any other provision of this Section 4.6, the representations and warranties given in this Section 4.6 are limited to those items of the

Transferred Assets or Non-Transferable Rights in which Seller currently holds legally protected rights and those items that are not in the public domain. Seller makes no representations and warranties with respect to those items among the Transferred Assets or Non-Transferable Rights which (i) Seller does not hold a legally protected interest, or (ii) is in the public domain. Notwithstanding anything to the contrary in this Section 4.6(c), nothing in this Section 4.6(c) shall limit Seller’s representations and warranties with regard to the Registered Trademarks.

4.7 Intellectual Property.

(a) Seller has taken, will take, or will assist Buyer in taking all necessary steps (at Buyer’s sole expense) to transfer and assign all right, title and interest of Seller in and to the Transferred Assets to Buyer. Except as set forth in Schedule 4.6, Seller has not transferred ownership of, or granted any option, license of or right to use or authorized the retention of any rights to use the Transferred Assets in Japan or the Nontransferable Rights in Japan to any Person other than pursuant to the License Agreement. Seller has not permitted any rights in applications and registrations for Registered Trademarks, and to Seller’s actual knowledge permitted any rights in the other Trademarks, Business Names or Domain Names, to lapse or enter the public domain to the extent they were ever proprietary to Seller. Except as set forth in Schedule 4.6, there are no agreements between Seller and any Person other than Buyer with respect to or relating to the Transferred Assets or the Nontransferable Rights. Following the Closing, the Transferred Assets and the Nontransferable Rights will be fully exercisable, transferable, and licensable (or in the case of the Nontransferable Rights, sublicensable) by Buyer in Japan without restriction from Seller or, to the best of Seller’s actual knowledge, any other Person (other than restrictions created by Buyer) and without payment of any kind to Seller or, to the best of Seller’s actual knowledge, any other Person (other than payment obligations created by Buyer). Seller is not a party to any agreement requiring the payment of royalties, license fees or any other fees with respect to the use of the Transferred Assets or the Nontransferable Rights in Japan, other than the License Agreement and the Supply Agreement.

(b) Except as set forth in Schedule 4.6, the use of the Transferred Assets and Nontransferable Rights in the Buyer’s Business in Japan does not, to the actual knowledge of Seller, violate the rights of any Person. Seller has not received actual notice of or written communication from any Person claiming that the use of the Transferred Assets or the Nontransferable Rights in Japan infringes or misappropriates the rights of any Person.

(c) To the actual knowledge of Seller, no Person is infringing, violating or misappropriating any of the Transferred Assets or the Nontransferable Rights in Japan.

(d) Except as set forth in Schedule 4.6, the applications and registrations for the Registered Trademarks are not, and to the actual knowledge of Seller neither the other Transferred Assets nor the Nontransferable Rights are, subject to any proceeding in Japan or outstanding decree, order, judgment, agreement or stipulation in Japan that restricts in any manner the use, transfer or licensing thereof in Japan or may affect the validity, use or enforceability of the Transferred Assets or the Nontransferable Rights in Japan.

(e) Except as set forth in Schedule 4.6, there is no pending or threatened opposition or cancellation proceeding before any court or registration authority in Japan against any applications or registrations for the Registered Trademarks, and to the actual knowledge of Seller, the other Transferred Assets or the Nontransferable Rights. Except as set forth in Schedule 4.6, Seller has no actual knowledge of any fact or circumstance that would render the Transferred Assets or the Nontransferable Rights invalid or unenforceable in Japan or would adversely affect any application for or registration of any Transferred Assets or the Nontransferable Rights in Japan.

(f) To the actual knowledge of Seller, Seller has taken all steps that are reasonably required to protect its rights in the Transferred Assets and Nontransferable Rights, including to maintain the secrecy of know how and other confidential business information from which Seller derives independent economic value, actual or potential, from the information not being generally known.

(g) To the actual knowledge of Seller, Seller has not, by any action or inaction, impaired or damaged the reputation or value of the Transferred Assets or the Nontransferable Rights in any material manner.

(h) Subject to the matters described in Schedule 4.6, the Registered Trademarks are valid and subsisting. All necessary application, registration, maintenance and renewal fees currently due in connection with such Registered Trademarks have been made and all necessary documents, recordations and certificates in connection with such Registered Trademarks have been filed with the relevant trademark or other authorities in Japan for the purposes of maintaining such Registered Trademarks. There are no actions that must be taken by the Seller within one hundred eighty (180) days of the date hereof, including without limitation the payment of any registration, maintenance or renewal fees or the filing of any responses to trademark office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Trademarks. Seller does not share rights to the Registered Trademark applications or registrations with any third parties (including as joint owners and co-applicants).

(i) Notwithstanding any other provision of this Section 4.7, the representations and warranties given in this Section 4.7 are limited to those items of the Transferred Assets and Nontransferable Rights in which Seller currently holds legally protected rights and those items that are not in the public domain. Seller makes no representations and warranties with respect to those items among the Transferred Assets and/or Nontransferable Rights which (i) Seller does not hold a legally protected interest, or (ii) is in the public domain. Notwithstanding anything to the contrary in this Section 4.7(i), nothing in this Section 4.7(i) shall limit Seller’s representations and warranties with regard to the Registered Trademarks.

4.8 Legal and Other Compliance. To Seller’s actual knowledge, Seller is in compliance with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable to Seller, the Transferred Assets or the Nontransferable Rights and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, nor is Seller aware of any threat thereof or basis therefor.

4.9 Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened relating to the Transferred Assets or the Nontransferable Rights, nor is Seller aware of any basis therefor. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller related to the Transferred Assets or the Nontransferable Rights under any foreign, federal, state or local law, nor is Seller aware of any threat thereof or basis therefor.

4.10 Solvency. Based on the financial condition of Seller, the fair saleable value of the assets of Seller exceeds the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature. Based on the financial condition of Seller, the assets of Seller does not constitute unreasonably small capital to carry out its business as anticipated to be conducted after Closing. Seller does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Seller is not subject to any Bankruptcy Event. The Board of Directors of Seller has determined that Seller shall receive not less than a reasonably equivalent value for the transaction contemplated hereby.

4.11 Brokers’ and Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is duly organized and validly existing under the laws of Japan.

5.2 Authorization. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and any related agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further actions are required on the part of Buyer or any of its stockholders to authorize the Agreement, any related agreements to which it is a party and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.3 Noncontravention. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not Conflict with (i) any provision of the charter documents or bylaws of Buyer, (ii) any contract to which Buyer is a party or by which its assets are bound; and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer.

5.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than from Mizuho Bank, Ltd., which will be obtained prior to the Closing.

5.5 Restrictions on Transaction. There is no agreement, commitment, judgment, injunction, order or decree to which Buyer is a party or otherwise binding upon Buyer which has or may have the effect of prohibiting the transactions contemplated hereby.

5.6 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.

5.7 No Knowledge of any Fact Conflicting with Representations and Warranties. Buyer has no knowledge of any fact or circumstance that is or could be deemed to be in conflict with any representation or warranty made in this Agreement. Buyer shall have no right under this Agreement or otherwise to make any claim for breach of any representation or warranty made by Seller in this Agreement to the extent that, prior to Closing, Buyer had knowledge that such representation or warranty made by Seller was incorrect.

5.8 Solvency. Based on the financial condition of Buyer, the fair saleable value of the assets of Buyer exceeds the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature. Based on the financial condition of Buyer, the assets of Buyer do not constitute unreasonably small capital to carry out its business as anticipated to be conducted after Closing. Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Buyer is not subject to any Bankruptcy Event. The Board of Directors of Buyer has determined that Buyer shall receive not less than a reasonably equivalent value for the transaction contemplated hereby.

6.	OTHER COVENANTS AND AGREEMENTS

6.1 Further Assurance. At the reasonable request of the Buyer and at Buyer’s sole expense, Seller shall, and shall cause its employees to execute and deliver such other instruments of sale, transfer, conveyance, assignment, recording. confirmation as may be reasonably requested in order to more effectively transfer, convey, assign, maintain, record and perfect to the Buyer and to confirm the Buyer’s interest in and to the Transferred Assets and the Nontransferable Rights License. Assistance under this Section may include execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents and such other instruments of sale, transfer, conveyance, and assignment as Buyer or its counsel may reasonably request. Seller shall cooperate as reasonably necessary, at Buyer’s expense, in the procurement and maintenance of the intellectual property rights in the Transferred Assets and the Nontransferable Rights, including but not limited to providing reasonable assistance in connection with disputes that involve the Transferred Assets and the Nontransferable Rights. Seller’s obligations under this Section 6.1 will continue in perpetuity.

6.2 Indemnification. Each Party shall indemnify and hold harmless the other Party and its officers, directors and Affiliates harmless against all claims, losses, liabilities, damages, deficiencies, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (including, without limitation, indirect and consequential damages) (collectively, “Losses”), incurred or suffered by the other Party, directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the other Party;

(ii) any failure by the other Party to perform or comply with any covenant contained herein. Notwithstanding any other provision of this Agreement, (i) each Party’s right to make a claim for any Losses suffered under Section 6.2(i) shall terminate on the 42 month anniversary of the Closing Date; and (ii) no party shall have any obligation to indemnify and hold harmless the other Party for Losses in excess of $17.5 Million U.S. Dollars.

6.3 Confidential Information. With respect to any know how, systems, procedures, know-how, techniques, process, supplier lists, technical data, recipes, confidential business information and other information that is not generally known or readily ascertainable through proper means (whether tangible or intangible) (“Confidential Information”) of Seller that is included in the Transferred Assets, ownership of such Confidential Information, including related trade secret rights, shall be assigned to Buyer. To the extent that such Confidential Information cannot be assigned to Buyer, then such Confidential Information shall be licensed to Buyer pursuant to the Nontransferable Rights License. Both Buyer and Seller shall take commercially reasonable steps to maintain the secrecy and confidentiality of such Confidential Information.

6.4 No Public Disclosure. The parties agree that, except as required by law, neither party hereto shall make any public announcement, issue any press release or make any other disclosure of any kind with respect to this Agreement or the transactions contemplated herein prior to 10:00 A.M. (in Seattle, Washington) on August 22, 2005.

7.	GENERAL

7.1 No Agency. Except as expressly provided herein, each Party shall in all matters relating to this Agreement act as an independent contractor. Except as expressly provided herein, neither Party will have authority, nor will either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement will be construed to have established any agency, joint venture, or partnership.

7.2 Fees and Expenses. Each Party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

7.3 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Seller:	Tully’s Coffee Corporation
3100 Airport Way South
Seattle, Washington 98134
Attention: President
Telephone: (206) 233-2070
Facsimile No.: (206) 233-2075

with a copy to:	Carney Badley Spellman
700 5th Avenue # 5800
Seattle, Washington 98104-5017
Attention: Patrick R. Lamb
Telephone: (206) 622-8020
Facsimile No.: (206) 467-8215

if to Buyer:	Tully’s Coffee Japan Co., Ltd.
2-11-7 Akasaka
Tokyo, Japan 107-0052
Attention: Kouta Matsuda
Telephone: +81-3-3568-8287
Facsimile No.: +81-3-3568-8283

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Yoichiro Taku
Telephone: (650) 493-9300
Facsimile No.: (650) 493-6811

7.4 Governing Law; Forum and Venue. This Agreement shall be governed in all respects by the laws of the United States of America and the State of Washington as such laws apply to agreements entered into and to be performed entirely within Washington by Washington residents. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the state and federal courts located in Seattle, Washington. Notwithstanding the foregoing, Seller shall have the right in its sole discretion to commence a judicial action or proceeding arising hereunder or relating hereto against Buyer in the courts located in Tokyo, Japan.

7.5 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to any and all remedies available at law.

7.6 Waiver.

(a) No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(b) No Party will be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

7.7 Assignment. Neither Party may assign, directly or indirectly, this Agreement, or any of its rights or obligations hereunder, to any third party at any time; provided, however, that an “assignment” or “transfer” of this Agreement or a Party’s rights or obligations hereunder by operation of law (for example, by way of merger, consolidation or corporate split) shall not constitute a violation of this Section’s prohibition; and provided, further, however, that Buyer may assign this Agreement or its rights or obligations hereunder to an Affiliate of Buyer provided that (i) Buyer shall give Seller prior written notice of such assignment; (ii) such Affiliate shall be bound by the rights and obligations under this Agreement after such an assignment, and (iii) such Affiliate shall have a tangible net worth equal to or greater than Buyer; provided that subsection (iii) shall not apply after the Refund Amount, subject to the Offset Amount, has been paid.

7.8 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

7.9 Entire Agreement. This Agreement, along with the schedules and exhibits hereto, sets forth the entire understanding of the Parties hereto relating to the subject matter thereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

7.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Parties.

7.11 Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

SELLER		BUYER

TULLY’S COFFEE CORPORATION		TULLY’S COFFEE JAPAN CO., LTD.

By:	/s/ John D. Dresel	By:	/s/ Kouta Matsuda
Name:	John D. Dresel	Name:	Kouta Matsuda
Title:	President & COO	Title:	President & CEO

Schedule A

Business Names

All of Seller’s rights to the following trade names and business names in Japan:

Tully’s

Tully’s Coffee

Roasters of Fine Coffee

Swirkle

Madison Blend

Bambino Blend

Dutchman’s Blend

Compadre Blend

Baseball Blend

Breakfast Blend

Romance Roast

Holiday Roast

Full City Roast

Tango

Spin [Note: See disclosure in Schedule 4.6 with respect to the status of the application to register Spin as a trademark in Japan.]

Spinelli (subject to the Spinelli Agreement) [Note: Seller has previously transferred the ownership of the Spinelli trademark and other intellectual property rights related thereto outside the United States under that certain Settlement Agreement and General Release dated September 17, 2002, between Seller and Spinelli Pte. Ltd (the “Spinelli Agreement”). Subject to the terms of the Spinelli Agreement, Seller is prohibited from transferring its rights under the Spinelli Agreement. Notwithstanding any other provision of this Agreement, Seller disclaims any representations and warranties of any kind or nature with respect to the Spinelli name and intellectual property in Japan.

Schedule B-I

Registered Trademarks

(Japanese Registration No. 4864807)

Tully’s (Japanese Reg. Nos. 4357668 and 4796783, and App. No. 2004-58975))

Swirkle (Japanese Reg. No. 4824002)

Schedule B-II

TM Rights

Tully’s Coffee

Roasters of Fine Coffee

Madison Blend

Bambino Blend

Dutchman’s Blend

Compadre Blend

Baseball Blend

Breakfast Blend

Romance Roast

Holiday Roast

Full City Roast

Tango

Spin (App. No. 2004-097421)

Spinelli

Schedule C

Domain Names

www.tullys.co.jp

Exhibit A

Kent Central, LLC Payoff Letter

Schedule 4.6

Disclosures Re Certain Trademarks and Names

1.	Seller’s application to register “Spin” (Application No. 2004-097421) has been tentatively refused on the grounds that the goods associated therewith when sold under this mark will cause consumer confusion with an existing registration.

2.	Seller has previously transferred ownership of all intellectual property rights with respect to the “Spinelli” name under the Spinelli name.

3.	Seller’s application to register “Tully’s” (Application No. 2004 58975) in connection with the class of goods including scones, muffins, breads and other baked goods has been tentatively refused on the grounds that the goods when sold in connection with this mark will cause consumer confusion with an existing registration.